Exhibit 99.3

CONFIDENTIAL

TCO Transaction Announcement Employee Letter

Dear Employees,

Last week, Bloomberg published an article speculating about merger talks between Taubman Centers and Simon Property Group. In my email to employees I was unable to provide details because nothing was definitive at that time. Today, I have answers for the questions you may have.

I am delighted to announce that Taubman Centers has entered into an agreement to become a private company and form a joint venture with well-respected global retail operator Simon Property Group. When the transaction closes, Simon will acquire an 80% ownership interest in our company. The remaining 20% interest will continue to be owned by the Taubman family. The all-cash purchase price of $52.50 per share represents a substantial premium to our recent share price. For all of the details, you can read the press release here.

Since our founding 70 years ago, we have developed an industry-leading portfolio of high-quality assets. This transaction is a major step forward that will help us continue to execute our strategy. I am proud of our collective accomplishments and what I know we will continue to achieve.

Obviously we are very familiar with each other’s portfolios. Both companies have great assets and with Simon as a partner we are confident in our ability to continue delivering long-term growth.

Once completed, this transaction will result in a change in ownership structure, but we expect our people, processes and operations to remain similar. This includes maintaining our headquarters in Bloomfield Hills and operating much as we do today, under the same management team, and with the same commitment to our values and brand.

We expect to complete the transaction in mid-2020. Until then, Taubman Centers and Simon will continue to operate as independent companies and our day-to-day operations are business as usual. Please continue the great work you do knowing that I remain grateful for your contributions and will be communicating with employees at the appropriate milestones.

This news will generate increased interest from the media and other third parties. Consistent with company policy, if you are contacted by the press or investors, do not comment and instead refer these individuals to Maria Mainville or Ryan Hurren, respectively.

We will discuss this transaction with U.S. employees during a town hall meeting at 3:00 PM ET today in the A. Alfred Taubman conference room. Dial-in information will be included in a meeting invite. A separate call for the Taubman Asia team is being scheduled for Tuesday morning in Asia.

On behalf of the Board and management team, thank you for your dedication and hard work; it has been – and will continue to be – the key to our success.

Bobby

CONFIDENTIAL

Forward Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by Taubman’s shareholders; the risk that a condition to closing of the transaction may not be satisfied; Simon’s and Taubman’s ability to consummate the transaction; the possibility that the anticipated benefits from the transaction will not be fully realized; the ability of Taubman to retain key personnel and maintain relationships with business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which Simon and Taubman operate, as detailed from time to time in each of Simon’s and Taubman’s reports filed with the SEC. There can be no assurance that the transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Taubman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Taubman cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Taubman or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Taubman does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Taubman and Simon. In connection with the proposed transaction, Taubman intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Taubman will mail the definitive proxy statement and a proxy card to each shareholder of Taubman entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Taubman may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF TAUBMAN ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT TAUBMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TAUBMAN AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by TAUBMAN with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Taubman’s website (www.taubman.com).

Participants in the Solicitation

Taubman and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Taubman in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement described above filed with the SEC. Additional information regarding Taubman’s directors and executive officers is also included in Taubman’s proxy statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2019, or its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 28, 2019. These documents are available free of charge as described above.